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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                 DELTAGEN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   24783 R 103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               | |    Rule 13d-1(b)
               | |    Rule 13d-1(c)
               |X|    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  2  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Partners II Limited Partnership

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 2 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  3  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Partners II-A Limited Partnership

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 3 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  4  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Partners GmbH & Co. KG

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        German Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 4 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  5  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Strategic Advisors Fund Limited Partnership

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 5 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  6  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Associates II Partnership

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 6 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  7  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Glen Partners II Limited Partnership

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 7 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  8  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Boston Millennia Verwaltungs GmbH

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        German Partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        PN

--------------------------------------------------------------------------------


                               Page 8 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  9  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        A. Dana Callow, Jr.

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                10,935
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 10,935
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,698,139

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------


                               Page 9 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  10  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert S. Sherman

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------


                               Page 10 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  11  OF  19  PAGES
---------------------                                   ------------------------



--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Martin J. Hernon

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) | |
                                                                 (b) | |

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,687,204
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                2,687,204

--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,687,204

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON *

        IN

--------------------------------------------------------------------------------


                               Page 11 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  12  OF  19  PAGES
---------------------                                   ------------------------


Item 1(a). NAME OF ISSUER

               Deltagen, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               1003 Hamilton Avenue
               Menlo Park, CA 94025

Item 2(a). NAME OF PERSON FILING

               This statement is filed by Boston Millennia Partners II Limited Partnership. ("BMP II"), a Delaware limited partnership, Boston Millennia Partners II-A Limited Partnership ("BMP II-A"), a Delaware limited partnership, Boston Millennia Partners GmbH & Co. KG ("BMP-G"), a German partnership, Strategic Advisors Fund Limited Partnership ("SAF"), a Delaware limited partnership, Boston Millennia Associates II Partnership ("BMAP"), a Delaware partnership, Glen Partners II Limited Partnership ("GP II"), a Delaware limited partnership, Boston Millennia Verwaltungs GmbH ("BMV"), a German partnership, and A. Dana Callow, Jr., Robert S. Sherman and Martin J. Hernon (collectively, the "Partners"). BMP II, BMP II-A, SAF, BMP-G, BMAP, GP II, BMV, and Messrs. Callow, Sherman and Hernon are collectively referred to as the "Reporting Persons".


Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               30 Rowes Wharf
               Boston, MA 02110

Item 2(c). CITIZENSHIP

               Each of BMP II, BMP II-A, SAF and GP II, is a limited partnership organized under the laws of Delaware. BMAP is a partnership organized under the laws of Delaware. BMP-G and BMV are partnerships organized under the laws of the Federal Republic of Germany. Each of the Partners are citizens of the United States.

Item 2(d).  TITLE OF CLASS OF SECURITIES

               This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of Deltagen, Inc. ("the Company").

Item 2(e). CUSIP NUMBER

               CUSIP number 24783 R 103


                               Page 12 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  13  OF  19  PAGES
---------------------                                   ------------------------


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

None.

Item 4.  OWNERSHIP

(a)      AMOUNT BENEFICIALLY OWNED

          As of December 31, 2001, each of the following is the holder of record of the number of shares of Common Stock set forth opposite its or his name below under the column titled "Record Holder", and the beneficial holder of the number of shares of Common Stock set forth opposite its or his name below under the column titled "Beneficial Holder":

                                      RECORD HOLDER          BENEFICIAL HOLDER
         BMP II                     2,360,894 shares         2,687,204 shares
         BMP II-A                    106,886 shares          2,687,204 shares
         BMP-G                       188,185 shares          2,687,204 shares
         BMAP                        28,072 shares           2,687,204 shares
         SAF                          3,167 shares           2,687,204 shares
         GP II                          0 shares             2,687,204 shares
         BMV                            0 shares             2,687,204 shares
         Mr. Callow                  10,935 shares           2,698,139 shares
         Mr. Sherman                    0 shares             2,687,204 shares
         Mr. Hernon                     0 shares             2,687,204 shares


                               Page 13 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  14  OF  19  PAGES
---------------------                                   ------------------------



(b)      PERCENT OF CLASS

         BMP II                                      8.4%
         BMP II-A                                    8.4%
         BMP-G                                       8.4%
         SAF                                         8.4%
         BMAP                                        8.4%
         GP II                                       8.4%
         BMV                                         8.4%
         Mr. Callow                                  8.4%
         Mr. Sherman                                 8.4%
         Mr. Hernon                                  8.4%

GP II, by virtue of its status as the sole General Partner of BMP II, BMP II-A and SAF, a special limited partner of BMP-G and as an affiliated entity of BMAP (with overlapping managing partners), may be deemed to be the beneficial owner of 2,687,204 shares of Common Stock, representing beneficial ownership of 8.4%. BMP II, BMP II-A, BMP-G, SAF, BMAP and BMV, by virtue of their relationship as affiliated entities who have overlapping general partners and/or managing partners, may also be deemed to beneficially own 2,687,204 shares of Common Stock, representing beneficial ownership of 8.4%. By virtue of their status as managers of GP II and managing partners of BMAP, each of Messrs. Callow, Sherman, and Hernon, along with the 10,935 shares (in the case of Mr. Callow) of which Mr. Callow is the record holder, may be deemed to beneficially own 2,698,139, 2,687,204 and 2,687,204 shares of Common Stock, respectively, representing in the case of each Partner beneficial ownership of 8.4%. The foregoing percentages are based on the 32,074,956 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10Q of the Company for the quarter ended September 30, 2001.


                                                                 NUMBER OF SHARES
                                      --------------------------------------------------------------------
(c)  REPORTING PERSON                  (i)               (ii)                   (iii)               (iv)
     ----------------                ------            ---------               ------            ---------
BMP II                                    0            2,687,204                    0            2,687,204
BMP II-A                                  0            2,687,204                    0            2,687,204
BMP-G                                     0            2,687,204                    0            2,687,204
SAF                                       0            2,687,204                    0            2,687,204
BMAP                                      0            2,687,204                    0            2,687,204
GP II                                     0            2,687,204                    0            2,687,204
BMV                                       0            2,687,204                    0            2,687,204
A. Dana Callow, Jr.                  10,935            2,698,139               10,935            2,698,139
Robert S. Sherman                         0            2,687,204                    0            2,687,204
Martin J. Hernon                          0            2,687,204                    0            2,687,204

(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of

Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of Common Stock of the Company, except any shares held directly of record or any shares in which they have an actual pecuniary interest.


                               Page 14 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  15  OF  19  PAGES
---------------------                                   ------------------------


Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           --------------------------------------------
           Not Applicable. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
           ---------------------------------------------------------------
           Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           -----------------------------------------------------------------
           Not applicable.

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           ---------------------------------------------------------
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.    NOTICE OF DISSOLUTION OF GROUP
           ------------------------------
           Not applicable.

Item 10.   CERTIFICATION
           -------------
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

           Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.

DATE:  February 13, 2002


                               Page 15 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  16  OF  19  PAGES
---------------------                                   ------------------------



                                   SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Boston Millennia Partners II Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:      /s/ MARTIN J. HERNON       .
        ------------------------------------
        General Partner

Boston Millennia Partners II-A Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:      /s/ MARTIN J. HERNON
        ------------------------------------
        General Partner

Boston Millennia Partners GmbH & Co. KG

By:     Boston Millennia Verwaltungs GmbH
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------
        Managing Director

Strategic Advisors Fund Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------
        General Partner

Boston Millennia Associates II Partnership

By:      /s/ MARTIN J. HERNON
        ------------------------------------
        Martin J. Hernon, Managing Partner



                               Page 16 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  17  OF  19  PAGES
---------------------                                   ------------------------



Glen Partners II Limited Partnership

By:     /s/ MARTIN J. HERNON
        ------------------------------------
        General Partner

Boston Millennia Verwaltungs GmbH

By:     /s/ MARTIN J. HERNON
        ------------------------------------
        Managing Director


/s/ A. DANA CALLOW, JR.
--------------------------------------------
A. Dana Callow, Jr.


/s/ ROBERT S. SHERMAN
--------------------------------------------
Robert S. Sherman


/s/ MARTIN J. HERNON
--------------------------------------------
Martin J. Hernon



                               Page 17 of 19 Pages

---------------------                                   ------------------------
 CUSIP NO. 24783R103                  13G                PAGE  18  OF  19  PAGES
---------------------                                   ------------------------




                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of common stock of Deltagen, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Boston Millennia Partners II Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:      /s/ MARTIN J. HERNON
        ------------------------------------
        General Partner

Boston Millennia Partners II-A Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:      /s/ MARTIN J. HERNON
        ------------------------------------
        General Partner

Boston Millennia Partners GmbH & Co. KG

By:     Boston Millennia Verwaltungs GmbH
        Its General Partner

By:     /s/ MARTIN J. HERNON
        ------------------------------------
        Managing Director

Strategic Advisors Fund Limited Partnership

By:     Glen Partners II Limited Partnership
        Its General Partner

By:      /s/ MARTIN J. HERNON
        ------------------------------------
        General Partner

Boston Millennia Associates II Partnership

By:      /s/ MARTIN J. HERNON
        ------------------------------------
        Martin J. Hernon, Managing Partner


                               Page 18 of 19 Pages


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 CUSIP NO. 24783R103                  13G                PAGE  19  OF  19  PAGES
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Glen Partners II Limited Partnership

By:      /s/ MARTIN J. HERNON
        ------------------------------------
        General Partner

Boston Millennia Verwaltungs GmbH

By:     /s/ MARTIN J. HERNON
        ------------------------------------
        Managing Director


/s/ A. DANA CALLOW, JR.
--------------------------------------------
A. Dana Callow, Jr.


/s/ ROBERT S. SHERMAN
--------------------------------------------
Robert S. Sherman


/s/ MARTIN J. HERNON
--------------------------------------------
Martin J. Hernon






                               Page 19 of 19 Pages